Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

InMode Ltd.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be registered(2)	Maximum offering price per share	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Ordinary shares, NIS 0.01 par value(1)
	InMode Ltd. 2018 Incentive Plan (the “2018 Plan”)	Rule 457(c) and Rule 457(h))	800,000(3)	50.37	$40,296,000(4)	0.0000927	$3,735.44
	Total		800,000		$40,296,000		$3,735.44
	Total Fee Offsets						-
	Net Fee Due						$3,735.44

(1)	Represents ordinary shares NIS 0.01 par value per share (“Ordinary Shares”) of InMode Ltd. (the “Registrant”) issuable under the 2018 Plan.
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional Ordinary Shares that may be issued under the 2018 Plan to prevent dilution resulting from a share split, reverse share split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Registrant.

(3)
Represents additional Ordinary Shares reserved for issuance under the 2018 Plan resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2018 Plan.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with paragraph (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of the Ordinary Shares, as reported on the Nasdaq Global Select Market on February 8, 2022.